UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 20, 2026

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 W 57th St., #33B
New York, New York 10019 (Address of Principal Executive Offices)

972- 4-770-6377

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	DRIO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on July 10, 2026, the temporary medical leave of absence of Steven Nelson, President and Chief Commercial Officer of DarioHealth Corp. (the “Company”), was extended for an indefinite period.

On August 20, 2026, the Company and Mr. Nelson entered into a separation agreement (the “Separation Agreement”), pursuant to which Mr. Nelson will cease to serve as the Company’s President and Chief Commercial Officer effective September 1, 2026, and his employment with the Company will terminate effective September 30, 2026 (the “Separation Date”).

Pursuant to the Separation Agreement, Mr. Nelson will be paid all earned wages, including accrued and unused vacation time, and his current health insurance coverage will continue through September 30, 2026. In addition, subject to the terms of the Separation Agreement, the Company will reimburse Mr. Nelson for up to three months of continued health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the Separation Date, at a monthly reimbursement amount of $2,600, or until Mr. Nelson becomes eligible for comparable benefits, if earlier. Mr. Nelson has also agreed to cooperate with the Company and its personnel to facilitate the transition of his role through December 31, 2026.

The Separation Agreement provides that Mr. Nelson’s outstanding equity awards will continue to be governed by the terms of the Company’s applicable equity incentive plan and the applicable award agreements and grant letters, and that any outstanding but unvested equity awards will expire upon termination of his employment. The Separation Agreement also contains a general release of claims by Mr. Nelson and provides for certain continuing confidentiality, non-solicitation, non-competition and other customary obligations.

In connection with Mr. Nelson’s separation, on August 20, 2026, the Company and Mr. Nelson entered into a consulting agreement (the “Consulting Agreement”), effective October 1, 2026, pursuant to which Mr. Nelson will provide certain advisory and consulting services to the Company through December 31, 2027, unless earlier terminated in accordance with its terms. The consulting services will include participation in monthly executive advisory calls, providing industry insights and market perspectives and, where appropriate, facilitating strategic introductions.

As consideration for the consulting services, the Company will grant Mr. Nelson 30,000 shares of restricted common stock, subject to approval by the Compensation Committee of the Company’s Board of Directors. The restricted shares will vest on the first anniversary of the grant date, or earlier upon a Change in Control (as defined in the Company’s 2020 Equity Incentive Plan). If the Company terminates the Consulting Agreement for any reason, 15,000 of the 30,000 restricted shares will immediately vest in full as of the effective date of such termination. If the Consulting Agreement ends prior to the expiration of its full term, the number of restricted shares granted to Mr. Nelson will be adjusted based on the actual duration of the Consulting Agreement.

Either party may terminate the Consulting Agreement upon 30 days’ written notice, with or without cause, and the Company may terminate the Consulting Agreement immediately for cause under the circumstances specified therein. The Consulting Agreement also contains customary confidentiality, intellectual property, non-solicitation and other restrictive covenants.

The foregoing descriptions of the Separation Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Separation Agreement and the Consulting Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1*	Separation Agreement, by and between DarioHealth Corp. and Steven Nelson, dated August 20, 2026.
10.2*	Consulting Agreement, by and between DarioHealth Corp. and Steven Nelson, dated August 20, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2026	DARIOHEALTH CORP.

	By:	/s/ Chen Franco-Yehuda
	Name:	Chen Franco-Yehuda
	Title:	Chief Financial Officer, Treasurer and Secretary